Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GEF Acquisition Corporation (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-210143 of our report dated July 7, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of GEF Acquisition Corporation as of May 31, 2016 and for the period from October 21, 2015 (inception) through May 31, 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 7, 2016